EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement (this "AGREEMENT") is made and entered into as of this 16th day of March, 2006 (the "EFFECTIVE DATE"), by and between TAG-IT PACIFIC, INC., a Delaware corporation (the "COMPANY") and STEPHEN FORTE ("EXECUTIVE").

1.       ENGAGEMENT AND DUTIES.

         1.1 Commencing as of the Effective Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer of the Company, with the title and designation of Chief Executive Officer of the Company. Executive hereby accepts such engagement and employment.

         1.2      Executive's  duties  and   responsibilities   shall  be  those
                  normally and customarily vested in the office of Chief Executive Officer of a corporation, subject to the supervision, direction and control of the Board of Directors (the "BOARD") of the Company. Executive shall report directly to the Board.

         1.3      Executive   agrees  to  devote  his  primary   business  time,
                  energies, skills, efforts and attention to his duties hereunder, and will not, without the prior written consent of the Board, which consent will not be unreasonably withheld, render any material services to any other for-profit business concern, PROVIDED, that Executive's service on the boards (or similar bodies) of the entities listed on EXHIBIT A hereto shall not constitute any violation of this Agreement. Executive will use his best efforts and abilities faithfully and diligently to promote the Company's business interests.

         1.4 Except for routine travel incident to the business of the Company, Executive shall perform his duties and obligations under this Agreement principally from an office provided by the Company in Woodland Hills, California, or such other location in Los Angeles or Ventura County, California, as the Board may from time to time determine.

2. TERM OF EMPLOYMENT. Executive's employment pursuant to this Agreement shall commence on the Effective Date and shall terminate on the earliest to occur of the following (in any case, the "TERM"):

         (a) the close of business on December 31, 2008, PROVIDED, that if the Company has not given Executive Notice of its decision not to renew the Term on or before July 1, 2008, then, unless otherwise terminated as provided below, the Term shall be automatically extended until the earlier of (i) a date which is six (6) months following delivery after July 1, 2008 by the Company to Executive of Notice of its decision not to extend the Term further, and (ii) December 31, 2009;

         (b)      the death of Executive;

         (c) delivery to Executive of written Notice (as defined below) of termination by the Company if Executive shall suffer a "PERMANENT DISABILITY," which for purposes of this


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                  Agreement  shall mean a condition  that entitles  Executive to benefits under an applicable Company long-term disability plan or, if no such plan exists, a physical or mental disability which, in the reasonable judgment of the Board, is likely to render Executive unable to perform his duties and obligations under this Agreement for 90 days in any 12-month period;

         (d) delivery to Executive of written Notice of termination by the Company for "Cause," which Notice shall identify the particular details of the conduct that the Company believes constitutes Cause. For purposes of this Agreement, "Cause" shall mean: (i) any act or omission knowingly undertaken or omitted by Executive with the intent of causing damage to the Company, its properties, assets or business or its stockholders, officers, directors or employees; (ii) any fraud, misappropriation or embezzlement by Executive resulting in a material personal profit to Executive, in any case, involving properties, assets or funds of the Company or any of its subsidiaries; (iii) Executive's consistent failure to materially perform his normal duties as described in SECTION 1.2, other than any such failure resulting from Executive's Permanent Disability; (iv) conviction of, or pleading nolo contendere to, (A) any crime or offense involving monies or other property of the Company; or (B) any felony offense involving a crime of moral turpitude; or (v) Executive's chronic or habitual use or consumption of drugs or alcoholic beverages, in either case, that causes material damage to the Company, its properties, assets or business, PROVIDED, that to the extent any circumstances that would otherwise constitute Cause shall be capable of cure, Executive shall be given no less than thirty days to cure such circumstances prior to any termination of his employment for Cause;

         (e) delivery to Executive of written Notice of termination by the Company "without Cause;"

         (f) delivery to the Company of written Notice of termination by Executive for "GOOD REASON," by reason of: (i) the material diminution of Executive's duties, job title or responsibilities as provided in SECTION 1 above; (ii) a relocation of Executive's principal work location to a location that is inconsistent with the terms of SECTION 1.4 above; (iii) a material breach by the Company of this Agreement, including without limitation, a material reduction in any component of Executive's compensation or benefits as provided for herein; or (iv) a change in Executive's reporting arrangement such that Executive no longer reports directly to the Board; or

         (g) delivery to the Company of written Notice of termination by Executive without "Good Reason."

3.       COMPENSATION; EXECUTIVE BENEFIT PLANS.

         3.1 As soon as practicable (but in no event more than 5 business days) following the Effective Date, the Company shall pay the Executive a lump-sum cash payment in an amount equal to $7,480.76.

         3.2 The Company shall pay to Executive a base salary (the "BASE SALARY") at an annual rate of (i) $275,000 for the period commencing on the Effective Date and ending on December 31, 2006, and (ii) $325,000 during each subsequent calendar year of the Term, subject to increase, but not decrease, on an annual basis at the discretion of the Board. The Base Salary


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                  shall be payable in  installments  throughout  the year in the same manner and at the same times the Company pays base salaries to similarly situated executive officers of the Company, but in any event, no less frequently than monthly.

         3.3 Commencing with fiscal year 2006 and for each fiscal year during the Term thereafter during which Executive is performing services to the Company, the Company shall maintain a Management Incentive Program, pursuant to which the Company will set aside each fiscal year for payment to Executive and such other members of management as determined by the Board of Directors, an amount equal to fifteen percent (15%) of the Company's EBIT for such fiscal year (the "MIP FUND"). For purposes hereof, "EBIT" shall mean earnings before interest and taxes, calculated based on the Company's audited consolidated financial statements for the applicable fiscal year prepared in accordance with generally accepted accounting principles in the United States. Executive shall be entitled to receive an EBIT based bonus (the "EBIT BONUS") equal to (i) fifty percent (50%) of the MIP Fund, if any, for fiscal year 2006, and (ii) thirty three percent (33%) of the MIP Fund, if any, for each subsequent fiscal year during the Term. The EBIT Bonus, if any, shall be payable in cash on April 15 of the year immediately following the fiscal year for which such EBIT Bonus is calculated.

         3.4 During the Term, Executive shall be entitled each year to vacation for a minimum of four calendar weeks (pro-rated for any partial year of service during the Term), plus such additional period or periods as the Board may approve in the exercise of its reasonable discretion, during which time his compensation shall be paid in full. To the extent that Executive does not use any such vacation during any year, up to two calendar weeks of such unused vacation shall be carried over from year to year; provided, however that in no event shall Executive's total accrued but unused vacation at any time exceed six weeks.

         3.5 As an inducement to Executive to accept this Agreement and serve as Chief Executive Officer of the Company, Executive has been granted an option to purchase 900,000 shares of common stock of the Company (the "COMMON STOCK") at a per share exercise price of $0.37 (the "INDUCEMENT OPTION"). The Inducement Option was granted to Executive outside of (and not pursuant to) the Company's 1997 Stock Plan (the "STOCK PLAN") and shall be registered with the SEC on a Form S-8 Registration Statement no later than May 31, 2006. Except as otherwise provided below, and subject to earlier termination in accordance with its terms, the Inducement Option shall vest as to 300,000 shares on October 24, 2006 and as to an additional 25,000 shares on the last day of each calendar month thereafter until fully vested. In addition, the Company has granted to Executive pursuant to the Stock Plan (i) 135,135 fully vested shares of Common Stock (the "STOCK GRANT"), and (ii) an option to purchase 135,135 shares of Common Stock at a per share exercise price of $0.37 (the "COMPANION OPTION"). The Companion Option shall vest in full on October 24, 2006. Consistent with SECTION 5.1(II) below, the option agreements covering the Inducement Option and the Companion Option (the "OPTION AGREEMENTS") will provide for the full acceleration of all applicable vesting requirements upon (i) a change of control of the Company, as defined in the applicable agreement, and (ii) upon a termination of Executive's employment without Cause, for Good Reason or due to Executive's death or Permanent Disability.

         3.6 During the Term, the Company shall pay to Executive, in increments payable at the times that the Company pays the Base Salary to Executive, an allowance of $1,500


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                  per  month for costs  associated  with the lease or  purchase, maintenance and insurance of an automobile.

         3.7 During the Term, Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement, substantiated in a manner consistent with the Company's practices and policies as adopted or approved from time to time by the Board for executive officers. For the avoidance of doubt, "business class" travel shall constitute reasonable costs and expenses on any international flight greater than five hours in duration.

         3.8 The Company shall promptly pay or reimburse to Executive legal fees actually incurred by Executive in connection with the negotiation and drafting of this Agreement, which fees shall not exceed $10,000 in the aggregate.

         3.9 The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income and employment tax withholding.

4. OTHER BENEFITS. During the Term, Executive shall be eligible to participate in all operative employee compensation, fringe benefit and perquisite, and other benefit and welfare plans or arrangements of the Company then in effect from time to time and in which similarly situated executive officers of the Company generally are entitled to participate, including without limitation, to the extent then in effect, incentive, group life, medical, dental, prescription, disability and other insurance plans, all on terms at least as favorable as those offered to similarly situated executives of the Company.

5. TERMINATION OF EMPLOYMENT. Subject to the provisions of this Section 5, either the Company or Executive may terminate Executive's employment at any time for any reason or no reason. The following provisions shall control any such termination of Executive's employment.

         5.1 TERMINATION WITHOUT CAUSE, FOR GOOD REASON, OR DUE TO EXECUTIVE'S DEATH OR PERMANENT DISABILITY. The Company may terminate Executive's employment without Cause at any time upon 15 days' prior written Notice to Executive, and Executive may terminate his employment with Good Reason at any time upon 15 days' prior written Notice to the Company, in each case, subject to any applicable cure periods (in the case of a termination without Cause or for Good Reason, the date specified in any such Notice in accordance with this SECTION
                  5.1 shall constitute the "DATE OF TERMINATION"). For purposes of clarity, the Company's delivery of Notice in accordance with SECTION 2(A) of its decision not to renew the Term shall not constitute termination without Cause, and shall be governed by SECTION 5.5 below. Executive's employment shall also terminate upon the occurrence of Executive's death or Permanent Disability (in the case of a termination due to Executive's death or Permanent Disability, the date of the death or the date specified in a Notice from the Company indicating termination due to Permanent Disability shall constitute the "DATE OF TERMINATION"). If Executive's employment is terminated pursuant to this SECTION 5.1, the
                  Company shall promptly, or in the case of obligations described in clause (e) below, as such obligations become due to Executive, pay or provide to


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                  Executive (or his estate),  (a) Executive's  earned but unpaid
                  Base Salary  accrued  through  such Date of  Termination,  (b)
                  accrued  but  unpaid   vacation  time  through  such  Date  of
                  Termination, (c) any EBIT Bonus required to be paid to Executive pursuant to this Agreement for any fiscal year of the Company ending prior to the Date of Termination, to the extent payable, but not previously paid, (d) reimbursement of any business expenses incurred by Executive prior to the Date of Termination that are reimbursable under SECTION 3.7 above, and (e) any vested benefits and other amounts due to Executive under any plan, program, policy of, or other agreement with,
                  the  Company  (together,   the  "ACCRUED   OBLIGATIONS").   In
                  addition, Executive (or his estate) shall be entitled to the following payments and benefits (the "SEVERANCE") from the
                  Company:

                  (i)      payment,  at the time and in the manner  specified in
                           SECTION 5.2 below, of an aggregate amount equal to Executive's Base Salary (at the rate then in effect, but disregarding any reduction of Base Salary in violation of this Agreement) that would have been payable to the Executive had he remained employed by the Company for the period (such period, or the period described in the next sentence, as applicable, the "SEVERANCE PERIOD") commencing on the Date of Termination and ending on December 31, 2008 or, if later, the date which is six (6) months following delivery by the Company of Notice of its decision not to extend the Term (as contemplated by SECTION 2(A), which Notice, if not previously given, shall be deemed to be given on the Date of Termination for any reason other than death or Permanent Disability). If termination occurs due to death or Permanent Disability, then such amount shall be equal to the Base Salary that would have been payable to the Executive had he remained employed by the Company through December 31, 2008. The Severance payable to the Executive pursuant to this paragraph (i) is hereinafter referred to as the "BASE SALARY SEVERANCE";

                  (ii) payment, at the time specified in SECTION 5.2 below, of a pro rated portion of the EBIT Bonus for the fiscal year in which the Date of Termination occurs, where such pro rated portion is equal to: (a) fifteen percent (15%) of the Company's EBIT, if any, for the period (the "EBIT Period") from January 1 of the applicable fiscal year through the last day of the fiscal quarter in which such Date of Termination occurs, MULTIPLIED BY (b) a ratio determined by dividing the number of days Executive was employed during the EBIT Period by the total number of days in the EBIT Period, MULTIPLIED BY (c) either fifty percent (50%) or thirty-three percent (33%) if such Date of Termination occurs during fiscal 2006 or after fiscal 2006, respectively;

                  (iii) as of the Date of Termination, full vesting and exercisability of the Inducement Option and the Companion Option, which Options shall remain outstanding and exercisable for at least twelve months


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                           following  the  Date of  Termination  (and  shall  be
                           exercisable by Executive's estate in the event of his death); and

                  (iv) continued healthcare coverage for Executive (if living) and his dependents for the Severance Period, to the extent each such individual received healthcare coverage immediately prior to such termination of employment, at the same cost to Executive and his dependents as such coverage cost immediately prior to such termination of employment (subject to premium increases affecting participants in such plan(s) generally), PROVIDED, that if the Board determines, in its sole discretion, that it is necessary or advisable for Executive to elect continuation healthcare coverage under Section 4980B of the Code and the regulations thereunder in order for the Company to provide such coverage under its healthcare plans, and the Company so notifies the Executive, Executive hereby agrees to make such an election. For the avoidance of doubt, if the Company requires that Executive elect continuation coverage under Section 4980B of the Code, such coverage shall nevertheless be provided to Executive and his dependents (as described above) at the same cost to Executive and his dependents as was paid for medical coverage immediately prior to Executive's termination of employment.

         5.2 TIMING OF PAYMENT. The Company shall make payment of the amounts specified in clauses (i) and (ii) of SECTION 5.1 as follows:

                  (i) with respect to the Base Salary Severance, (a) 50% of such amount shall be paid on the date of Executive's "separation from service" within the meaning of
                           Section 409A(a)(2)(A)(i) of the Code (a "SEPARATION FROM SERVICE") , and (b) 50% of such amount shall be paid in equal installments on the first day of each of the twelve (12) calendar months immediately following such separation from service; and

                  (ii)     the EBIT Bonus amount  contemplated by clause (ii) of
                           SECTION 5.1 shall be paid on the date that is 50 calendar days following the last day of the fiscal quarter during which Executive's separation from service occurs.

         5.3 CAUSE. If Executive's employment becomes terminable by the Company for Cause, the Company may terminate Executive's employment immediately (subject to the cure rights described above) and Executive shall be entitled to receive the Accrued Obligations upon the Date of Termination, or, in the case of benefits described in SECTION 5.1(E), as such obligations become due to Executive.

         5.4 RESIGNATION. Executive may terminate his employment without Good Reason upon thirty (30) days' Notice to the Company. If Executive so terminates his


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                  employment, Executive shall be entitled to receive the Accrued
                  Obligations promptly, or, in the case of benefits described in
                  SECTION 5.1(E), as such obligations become due to Executive.

         5.5 NONRENEWAL. In the event that either the Company or the Executive elects not to renew the Term (or any extension thereof) in accordance with SECTION 2(A), Executive shall be entitled to receive the Accrued Obligations upon the Date of Termination, or, in the case of benefits described in SECTION 5.1(E), as such obligations become due to Executive. In addition, Executive shall be entitled to receive payment, (i) if Executive's separation from service occurs during any of the first three fiscal quarters of the applicable fiscal year, on the date that is 50 calendar days following the last day of the fiscal quarter during which the Executive's separation from service occurs, or (ii) if the separation from service occurs during the fourth fiscal quarter of the applicable fiscal year, on April 15 of the immediately following year, of a pro rated portion of the EBIT Bonus for the fiscal year in which the Date of Termination occurs, where such pro rated portion is equal to: (a) fifteen percent (15%) of the Company's EBIT, if any, for the EBIT Period, multiplied by (b) a ratio determined by dividing the number of days Executive was employed during the EBIT Period by the total number of days in the EBIT Period, multiplied by thirty-three percent (33%).

         5.6 SIX-MONTH DELAY. Notwithstanding anything to the contrary in this Agreement, no Severance payments or benefits shall be paid to Executive during the six-month period following the Executive's separation from service to the extent that the Company and the Executive mutually determine in good faith that paying such amounts at the time or times indicated in this SECTION 5 would cause the Executive to incur an additional tax under Section 409A of the Code (in which case such amounts shall be paid at the time or times indicated in this SECTION 5.6). If the payment of any such amounts are delayed as a result of the previous sentence, then on the first day following the end of such six-month period, the Company will pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such six-month period.

6.       CONFIDENTIALITY OF PROPRIETARY INFORMATION AND MATERIAL.

         6.1 INDUSTRIAL PROPERTY RIGHTS. For the purpose of this Agreement, "INDUSTRIAL PROPERTY RIGHTS" shall mean all of the Company's patents, trademarks, trade names, inventions, copyrights, know-how, formulas and science, now in existence or hereafter developed or acquired by the Company or for its use, relating to any and all products and services which are developed, formulated and/or manufactured by the Company.

         6.2 TRADE SECRETS. For the purpose of this Agreement, "TRADE SECRETS" shall mean any formula, pattern, device, or compilation of information that is used in the Company's business and gives the Company an opportunity to obtain an advantage over its competitors who do not know and/or do not use it. This term includes, but is not limited to, information relating to the marketing of the Company's products and services, including price lists, pricing information, customer lists, customer names, the particular needs of customers, information relating to their desirability as customers, financial information, intangible property and other such information which is not in the public domain.


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         6.3      TECHNICAL DATA. For the purpose of this Agreement,  "TECHNICAL
                  DATA" shall mean all information of the Company in written, graphic or tangible form relating to any and all products which are developed, formulated and/or manufactured by the Company, as such information exists as of the Effective Date or is developed by the Company during the term hereof.

         6.4 PROPRIETARY INFORMATION. For the purpose of this Agreement, "PROPRIETARY INFORMATION" shall mean all of the Company's Industrial Property Rights, Trade Secrets and Technical Data. Proprietary Information shall not include any information which (i) was lawfully in the possession of Executive prior to Executive's employment with the Company, (ii) may be obtained by a reasonably diligent businessperson from readily available and public sources of information, (iii) is lawfully disclosed to Executive after termination of Executive's employment by a third party which does not have an obligation to the Company to keep such information confidential, or (iv) is independently developed by Executive without utilizing any of the Company's Proprietary Information.

         6.5 AGREEMENT NOT TO COPY OR USE. Executive agrees, at any time during the term of his employment and for a period of ten years thereafter, not to copy, use or disclose (except (i) as required, authorized or permitted in connection with the performance of his services to the Company, (ii) as required by law after first notifying the Company and giving it an opportunity to object, or (iii) as required to enforce
                  Executive's  rights  under  this  Agreement)  any  Proprietary
                  Information without the Company's prior written permission. The Company may withhold such permission as a matter within its sole discretion during the term of this Agreement and thereafter.

7. RETURN OF CORPORATE PROPERTY. Upon any termination of this Agreement, Executive shall turn over to the Company all property, writings or documents then in his possession or custody belonging to or relating to the affairs of the Company or comprising or relating to any Proprietary Information.

8.       DISCOVERIES AND INVENTIONS.

         8.1 DISCLOSURE. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product or work of authorship, in any case, relating to the business, products, practices, techniques or confidential information of the Company, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, (hereinafter referred to as "DEVELOPMENTS"), either solely or in collaboration with others, (a) prior to the Term while working for the Company, (b) during the Term or (c) within six months after the Term .

         8.2 ASSIGNMENT. Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all
                  Developments that are created during the Term, are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of such Developments; PROVIDED, HOWEVER, that, in accordance with California Labor Code Sections 2870 and 2872, the provisions of this SECTION
                  8.2 shall not apply to any Development that Executive developed entirely on his own time without using the Company's equipment, supplies, facilities or trade secret information except for those Developments that either:

                  (a) relate at the time of conception or reduction to practice of the Development to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

                  (b) result directly from any work performed by Executive for the Company.

         8.3 ASSISTANCE OF EXECUTIVE. Upon the Company's request and at no expense to Executive, whether during the Term or thereafter, Executive will do all reasonable lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the reasonable opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all Developments and for perfecting, affirming and recording the Company's complete ownership and title thereto, subject to the proviso in SECTION 8.2 hereof, and Executive will otherwise reasonably cooperate in all proceedings and matters relating thereto. Executive shall be compensated at a rate of $250 per hour for any actions he is required to take pursuant to this
                  SECTION 8.3 after the Term.

         8.4 RECORDS. Executive will keep complete and accurate accounts, notes, data and records of all Developments in the manner and form reasonably requested by the Company. Such accounts, notes, data and records shall be the property of the Company, subject to the proviso in SECTION 8.2 hereof, and, upon written request by the Company, Executive will promptly surrender the same to it.

         8.5 OBLIGATIONS, RESTRICTIONS AND LIMITATIONS. Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Executive agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the Term and shall take any reasonable action which may be required to discharge such obligations and to comply with such restrictions and limitations.

9.       NON-SOLICITATION COVENANT.

         9.1 NONSOLICITATION AND NONINTERFERENCE. Until the earlier of (i) two years following termination of this Agreement and (ii) December 31, 2009, Executive shall not (a) induce or attempt to induce any employee of the Company to leave the employ of the Company, (b) induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply confidential business information or Trade Secrets of the Company to any third person, firm or corporation, or
                  (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company, PROVIDED, that advertisements and general solicitations shall not constitute a breach of this Section 9.1.

         9.2 INDIRECT SOLICITATION. Executive agrees that, during the period covered by SECTION 9.1 hereof, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of SECTION 9.1 if such activity were carried out by Executive, either directly or indirectly; and, in particular, Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

10. INJUNCTIVE RELIEF. Executive hereby recognizes, acknowledges and agrees that in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in SECTIONS 6, 7, 8 AND 9 of this Agreement, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Executive therefore covenants and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in SECTIONS 6, 7, 8 AND 9 of this Agreement, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the duties or obligations contained in SECTIONS 6, 7, 8 AND 9 of this Agreement without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom; PROVIDED, HOWEVER, that nothing contained in this SECTION 10 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Executive of any of his covenants, agreements, duties or obligations hereunder.

11. CODE SECTION 409A. Certain amounts under this Agreement may constitute "nonqualified deferred compensation" which are intended to comply with the requirements of Section 409A of the Code. To the extent that the parties reasonably determine that any compensation or benefits payable under this Agreement are subject to Section 409A of the Code, this Agreement shall incorporate the terms and conditions required by
         Section 409A of the Code and Department of Treasury regulations as reasonably determined by the Company and the Executive. To the extent applicable, this Agreement shall be interpreted in accordance with
         Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder. In the event that following the Effective Date, the Company and the Executive reasonably determine that any compensation or benefits payable under this
         Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

12. CODE SECTION 280G. If any payment or benefit received or to be received by Executive in connection with a "change in ownership or control" of the Company (within the meaning of Section 280G of the Code), whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or an affiliate of the Company (the "PAYMENTS"), would constitute a "parachute payment" within the meaning of Section 280G of the Code, the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit to Executive shall exceed the net after-tax benefit to Executive if no such reduction was made. For purposes of this SECTION 12, "net after-tax benefit" shall mean (i) the total of all payments and the value of all benefits which Executive receives or is then entitled to receive from the Company that would constitute "parachute payments" within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The foregoing determination will be made by a nationally recognized accounting firm (the "ACCOUNTING FIRM") selected by Executive and reasonably acceptable to the Company, PROVIDED, that the Accounting Firm's determination shall be made based upon "substantial authority" within the meaning of Section 6662 of the Code. The Accounting Firm shall provide Executive and the Company with its determinations and detailed supporting calculations with respect thereto at least 15 business days prior to the date on which Executive would be entitled to receive a Payment (or as soon as practicable in the event that the Accounting Firm has less than 15 business days advance notice that Executive may receive a Payment) in order that Executive may determine whether it is in Executive's best interest to waive the receipt of any or all amounts which may constitute "excess parachute payments." If the Accounting Firm determines that such reduction is required by this SECTION 12, Executive, in his sole and absolute discretion, may determine which of the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to Executive. Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of Executive or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this SECTION 12. The first $10,000 of fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this SECTION 12 will be borne exclusively by the Company, and the balance of any such fees and expenses, if any shall be borne exclusively by Executive.

13.      MISCELLANEOUS.

         13.1 ARBITRATION. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final, binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Los Angeles County or Ventura County, California, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as an arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

         13.2 NOTICES. All notices, requests and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by fax, email, personal service, reputable overnight carrier or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

                           If to Company:

                                    Tag-It Pacific, Inc.
                                    21900 Burbank Boulevard, Suite 270
                                    Woodland Hills, CA 91367
                                    Attn: Board of Directors
                                    Fax 818-444-4110
                                    mdyne@ecamail.com

                           If  to  Executive,  at  the  address,  fax  or  email
                  maintained for Executive in the Company's payroll records.

                           Any Notice  shall be deemed duly given when  received
                  by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving Notice to the other party in the manner prescribed in this section.

         13.3 ENTIRE AGREEMENT. This Agreement, together with the Option Agreements, contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior agreements, discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

         13.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF
                  CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

         13.5 INDEMNIFICATION; INSURANCE. The Company shall defend, indemnify and hold Executive harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Executive's service as an officer or director of the Company to the greatest extent now provided in the Company's Articles and Bylaws and as otherwise allowed by law. During the Term and for a period of at least six years thereafter, Executive shall be entitled to the same directors and officers' liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

         13.6 AMENDMENT. The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

         13.7 WAIVER. Failure by any party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         13.8 ASSIGNMENT. This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives.

         13.9 CAPTIONS. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

         13.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         13.11 BUSINESS DAY. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

         In witness whereof, the parties have executed this Agreement as of the date first set forth above.

Company:                                      Executive:

TAG-IT PACIFIC, INC.



By:  /S/ MARK DYNE                             /S/ STEPHEN FORTE
     ----------------------------------       ----------------------------------
     Mark Dyne                                Stephen Forte
     Chairman of the Board

                                    EXHIBIT A

1. Board of Directors, Ascendent Telecommunications, Inc.

2. Board of Directors, Forte Group, LLC

3. Board of Directors, Forte Design Group, LLC

4. Board of Advisors, Blue Sky Broadcast

5. Member, Young President's Organization

6. Board of Directors - Los Angeles Chapter, Young Entrepreneur's Organization

7. Board of Advisors, The George Washington University